Exhibit 6.12.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
SERIES COLLECTION DROP 004

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of July 23, 2021, is entered into between Otis Wealth, Inc., a corporation organized under the laws of the State of Delaware (“Seller”), and Series Collection Drop 004, a Series of Otis Collection LLC (“Purchaser”).

WHEREAS, Seller and Purchaser are party to that certain Purchase and Sale Agreement, dated March 29, 2021 (the “Agreement”); and

WHEREAS, the parties desire to modify and amend the Agreement, as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1. Amendment. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

“THE SERIES COLLECTION DROP 004 ASSET

Specifications

Artist	Grimes x Mac
Collection	WarNymph Collection Vol. 1
Editions	Newborn 1			Newborn 3
Numbers	#38/100	#50/100	#90/100	#52/100	#10/100	#92/100
Release Year	2021
Purchased From	Nifty Gateway
Purchased For	$3,838	$769	$999	$2,250	$750	$999
Year Purchased	2021”

 2. Miscellaneous.

(a) The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b) This Amendment constitutes the entire amendment to the Agreement and shall not constitute a modification, acceptance and/or waiver of any other provision of the Agreement and/or any rights or claims thereunder.

(c) In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d) The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e) This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles and shall supersede any previous agreements, written and/or oral, expressed or implied, between the parties relating to the subject matter hereof.

(f) This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

Otis Wealth, Inc.

By:	/s/ Keith Marshall
Name:	Keith Marshall
Title:	General Counsel

Series Collection Drop 004, a Series of Otis Collection LLC
By: Otis Wealth, Inc., as managing member

By:	/s/ Keith Marshall
Name:	Keith Marshall
Title:	General Counsel